Citigroup Funding Inc.	September 27, 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012-MTNDG0292 Registration Statements Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
310,000 Market-Linked Notes Based on the Value of the S&P 500® Index due September 27, 2018
These notes offer the potential for a positive return at maturity based on the average index return percentage of the S&P 500® Index (the “underlying index”), measured as described below.  However, you may not receive any return on the notes.  If the average index return percentage of the underlying index is negative or zero, your payment at maturity will consist only of your principal.  Even if the average index return percentage is positive, so that you do receive a positive return at maturity, the total return at maturity of the notes may not be as great as the yield that might be achieved on a conventional debt security of ours of comparable maturity.  No interest will be paid on the notes.

The average index return percentage is the average of the percentage changes in the closing value of the underlying index from the pricing date to each of the quarterly valuation dates occurring over the term of the notes.  You should understand that this method of measuring the performance of the underlying index may result in a significantly lower return on the notes than the actual return on the underlying index, as measured from the pricing date to the final valuation date.

The notes are senior unsecured obligations of Citigroup Funding Inc., and all payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.  All payments on the notes are subject to the credit risk of Citigroup Inc.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.
Aggregate principal amount:	$3,100,000
Principal amount:	$10 per note
Issue price:	$10 per note (See “Underwriting fee and issue price” below)
Pricing date:	September 27, 2012
Original issue date:	October 2, 2012
Valuation dates:
The 27th of December, March, June and September of each year, starting on December 27, 2012, except that the final valuation date will be September 24, 2018.  Each valuation date is subject to postponement for non-underlying index business days and certain market disruption events.

Maturity date:	September 27, 2018
Underlying index:	S&P 500® Index
Payment at maturity:	For each note, $10 principal amount per note, plus the note return amount, which may be zero or positive
Note return amount:	• If the average index return percentage is greater than zero: $10 × the average index return percentage • If the average index return percentage is less than or equal to zero: $0
Average index return percentage:	The arithmetic average of the interim index return percentages, as measured on each of the valuation dates
Interim index return percentage:	On each valuation date: (ending index value – initial index value) / initial index value
Initial index value:	1,447.15, the closing value of the underlying index on the pricing date
Ending index value:	The closing value of the underlying index on the relevant valuation date
CUSIP / ISIN:	17318Q574 / US17318Q5743
Listing:	The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them until maturity.
Underwriter:
Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal. See “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per note	$10.00	$0.35	$9.65
Total	$3,100,000	$108,500	$2,991,500
(1) Subject to reduction for volume purchase discounts for a particular investor depending on the aggregate amount of notes purchased by that investor. You should refer to “Syndicate Information” in this pricing supplement for more information.
(2) For additional information on the distribution of the notes, see “General Information—Fees and selling concessions” and “General Information—Supplemental information regarding plan of distribution; conflicts of interest:” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.
Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-4.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
You should read this document together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Product Supplement filed on July 13, 2011: http://www.sec.gov/Archives/edgar/data/831001/000119312511187654/d424b2.htm
Underlying Supplement No. 1 filed on May 23, 2012: http://www.sec.gov/Archives/edgar/data/831001/000095010312002745/dp30789_424b2-us1.htm
Prospectus and Prospectus Supplement filed on May 12, 2011: http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.

310,000 Market-Linked Notes Based on the Value of the S&P 500® Index due September 27, 2018

How the Notes Work

■	The payment at maturity is based on the average index return percentage of the underlying index.

■	The average index return percentage is the arithmetic average of the interim index return percentages.

■	If the average index return percentage is greater than 0%, investors will receive a return at maturity equal to the average index return percentage; otherwise, investors will receive no return.

The following four examples illustrate the calculation of the average index return percentage and the payment at maturity on the notes based on different hypothetical interim index return percentages for each of the valuation dates. Investors will not receive interest and will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of September 27, 2012, yield an average of 2.06% per year.  If the average dividend yield remained constant for the term of the notes, the dividend yield of the underlying index would be equivalent to 12.36% (calculated on a simple interest basis) over the term of the notes.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  The payment scenarios below do not show any effect of lost dividend yield over the term of the notes.

The examples are based on the following terms:

Stated principal amount:	$10 per note
Number of valuation dates:	24

Example 1

Hypothetical Performance of the Underlying Index

In Example 1, the interim index return percentage from the pricing date to the final valuation date is 14% but the average index return percentage is only 6.80%. The graph above illustrates the hypothetical percentage change in the closing value of the underlying index from the pricing date to each of the valuation dates. In this example, the underlying index appreciates steadily over the term of the notes.

Because the average index return percentage is greater than zero, the note return amount will equal the product of $10 principal amount and the average index return percentage.  Accordingly, the note return amount will equal $0.68 per note and the payment at maturity per note will be $10.68.  In this example, the notes significantly underperform the underlying index over the term of the notes.

September 2012	PS-2

Citigroup Funding Inc.

310,000 Market-Linked Notes Based on the Value of the S&P 500® Index due September 27, 2018

Example 2

Hypothetical Performance of the Underlying Index

In Example 2, the interim index return percentage from the pricing date to the final valuation date is −20% and the average index return percentage is −3.40%. The graph above illustrates the hypothetical percentage change in the closing value of the underlying index from the pricing date to each of the valuation dates. In this example, the underlying index has negative interim index return percentages on some valuation dates and positive interim index return percentages on other valuation dates.  Because the negative interim index return percentages are relatively large in absolute terms, the positive interim index return percentages are more than offset by the negative interim index return percentages, and the average index return percentage is −3.40%.

Because the average index return percentage is less than zero, the note return amount will equal zero.  Accordingly, the payment at maturity per note will equal the $10 stated principal amount.

Example 3

Hypothetical Performance of the Underlying Index

In Example 3, the interim index return percentage from the pricing date to the final valuation date is 10% but the average index return percentage is only −0.56%.  The graph above illustrates the hypothetical percentage change in the closing value of the underlying index from the pricing date to each of the valuation dates. In this example, the underlying index depreciates early in the term of the notes, remains at a level below the initial index value for a significant period of time and then appreciates significantly later in the term of the notes.

Because the average index return percentage is less than zero, the note return amount will equal zero.  Accordingly, the payment at maturity per note will equal the $10 stated principal amount.  In this example, the notes significantly underperform the underlying index over the term of the notes.

September 2012	PS-3

Citigroup Funding Inc.

310,000 Market-Linked Notes Based on the Value of the S&P 500® Index due September 27, 2018

Example 4

Hypothetical Performance of the Underlying Index

In Example 4, the interim index return percentage from the pricing date to the final valuation date is 0.50% and the average index return percentage is 5.30%.  The graph above illustrates the hypothetical percentage change in the closing value of the underlying index from the pricing date to each of the valuation dates. In this example, the underlying index appreciates early in the term of the notes and then declines significantly later in the term of the notes. The level of the underlying index is greater than its closing value on the final valuation date for a significant period of time during the term of the notes.  The average index return percentage is 5.30%, which is greater than 0.50%, the interim index return percentage from the pricing date to the final valuation date.

Because the average index return percentage is greater than zero, the note return amount will equal the product of $10 principal amount and the average index return percentage.  Accordingly, the note return amount will equal $0.53 per note and the payment at maturity per note will be $10.53.

The examples above are hypothetical. The actual payment at maturity per note will depend on the actual average index return percentage.

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors Relating to the Notes” in the accompanying product supplement related to this offering and “Risk Factors” in the accompanying underlying supplement and prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

■
You may not receive any return on your investment in the notes.  You will receive a positive return on your investment in the notes only if the average index return percentage is greater than zero.  Even if the average index return percentage is greater than zero, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on a conventional debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

■	The notes do not pay interest. You should not invest in the notes if you seek current income during the term of the notes.

■
The notes may significantly underperform the underlying index. The payment at maturity on the notes will depend on the average index return percentage of the underlying index, which is the average of the percentage changes in the closing value of the underlying index from the pricing date to each of the quarterly valuation dates occurring over the term of the notes.  The average index return percentage of the underlying index may be significantly less than the percentage change in the closing value of the underlying index from the pricing date to the final valuation date, in which case the notes will significantly underperform the underlying index over their term.

■
The notes are designed for investors who are willing to forgo full upside exposure to the underlying index in certain market scenarios in order to avoid downside exposure to the underlying index.  You should understand, in particular, that if the closing value of the underlying index is greater at or near maturity than it was, on average, on the quarterly valuation dates, the notes will underperform the actual return on the underlying index (unless the closing value of the underlying index is lower at or near maturity than it was on the pricing date).  For example, if the closing value of the underlying index increases at a more or less steady rate over the term of the notes, the average index return percentage will be less than the percentage increase in the closing value of the underlying index from the pricing date to the final valuation date, and the notes will underperform the actual return on the underlying

September 2012	PS-4

Citigroup Funding Inc.

310,000 Market-Linked Notes Based on the Value of the S&P 500® Index due September 27, 2018

index.  This underperformance will be especially significant if there is a significant increase in the closing value of the underlying index during the latter portion of the term of the notes.  In addition, it is possible that you will not receive any return on the notes even if the closing value of the underlying index at or near maturity is significantly greater than it was on the pricing date.  One scenario in which this may occur is when the closing value of the underlying index declines early in the term of the notes, remains below the initial index value for a significant period of time and then increases significantly later in the term of the notes.

You should not invest in the notes unless you understand and are willing to accept the drawbacks associated with the averaging feature of the notes.

■
Historically, the closing value of the underlying index has been volatile.  From January 3, 2007 to September 27, 2012, the closing value of the underlying index has been as low as 676.53 and as high as 1,565.15.  The volatility of the underlying index may result in an average index return percentage that is less than or equal to zero, in which case you would receive no return on your investment in the notes.  See “Historical Information” below.

■
The notes are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the notes, and any actual or anticipated changes to its credit ratings or its credit spreads may adversely affect the value of the notes.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the notes, to pay all amounts due on the notes, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The notes are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

■
The notes will not be listed on any securities exchange and you may not be able to sell the notes prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the notes and to provide an indicative bid price on a daily basis.  Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason.  Consequently, there may be no market for the notes and investors should not assume that such a market will exist.  Accordingly, an investor must be prepared to hold the notes until the maturity date. Where a market does exist, to the extent that an investor wants to sell the notes, the price may, or may not, be at a discount from the principal amount.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the notes in secondary market transactions will likely be lower than the issue price, since the issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc., as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding Inc.’s Hedging Activity?” in the accompanying product supplement.

■
Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate, and if you are able to sell your notes in the secondary market prior to maturity, you may receive less than the principal amount of the notes.

■
The value of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes prior to maturity and the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the notes in any secondary market that may develop, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the notes mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Information on the Underlying Index—Historical Information” below. You may receive less, and possibly significantly less, than the principal amount of the notes if you try to sell your notes prior to maturity.

September 2012	PS-5

Citigroup Funding Inc.

310,000 Market-Linked Notes Based on the Value of the S&P 500® Index due September 27, 2018

■
Investors in the notes will not receive dividends on, or have voting rights with respect to, the stocks included in the underlying index.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  As of September 27, 2012, the stocks that constitute the underlying index average a dividend yield of 2.06% per year.  While it is impossible to know the future dividend yield of the underlying index, if this average dividend yield were to remain constant for the term of the notes, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 12.36% (calculated on a simple interest basis) by investing in the notes instead of investing directly in the stocks included in the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

■
Our offering of the notes is not a recommendation of the underlying index. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying  index or in instruments related to the underlying index or the stocks included in the underlying index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index.  These and other activities of our affiliates may adversely affect the value of the underlying index and may have a negative impact on your interests as a holder of the notes.

■
Hedging and trading activity by our affiliates could potentially affect the value of the notes. One or more of our affiliates have hedged our obligations under the notes and will carry out hedging activities related to the notes (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, swaps, futures and/or options contracts on the underlying index and/or the stocks that constitute the underlying index and/or in other instruments related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date or during the term of the notes, including on or near each of the valuation dates, could have adversely affected the closing value of the underlying index on the pricing date and could adversely affect the closing value of the underlying index on each valuation date and, accordingly, the amount of cash an investor will receive at maturity.

■
We may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates may acquire non-public information about those issuers, which we will not disclose to you.  Moreover, if any of our affiliates becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

■
Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

■
You will have no rights against the publisher of the underlying index or any issuer of any stock included in the underlying index. You will have no rights against the publisher of the underlying index or any issuer of any stock included in the underlying index even though the amount you receive at maturity will depend on the closing value of the underlying index on each of the valuation dates and such value is based on the prices of the stocks included in the underlying index.  The index publisher and the issuers of the stocks included in the underlying index are not in any way involved in this offering and have no obligations relating to the notes or to the holders of the notes.

■
The historical performance of the underlying index is not an indication of the future performance of the underlying index. The historical performance of the underlying index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying index during the term of the notes. Changes in the value of the underlying index will affect the value of and payment at maturity on the notes, but it is impossible to predict whether the value of the underlying index will decrease or increase during the term of the notes.

■
The calculation agent, which is an affiliate of ours, will make determinations with respect to the notes. Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. has determined the initial index value and will determine the ending index value on each valuation date, each interim index return percentage, the average index return percentage, the note return amount and your payment at maturity. Determinations made by Citigroup Global Markets Inc. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of a market disruption event and the selection of a successor index or calculation of the closing value of the underlying index in the event of a market disruption event, or discontinuance of the underlying index, may adversely affect your payment at maturity.

September 2012	PS-6

Citigroup Funding Inc.

310,000 Market-Linked Notes Based on the Value of the S&P 500® Index due September 27, 2018

General Information
United States Federal Income Tax Considerations:
The following is a general discussion of the principal U.S. federal income tax consequences of ownership and disposition of the notes.  It applies only to an initial investor who purchases the notes at their stated principal amount and holds them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  Each holder, by purchasing the notes, agrees (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

We are required to determine a “comparable yield” for the notes.  The “comparable yield” is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  Solely for purposes of determining the amount of interest income that United States holders (as defined in the accompanying product supplement) will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the notes representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

We have determined that the comparable yield is a rate of 2.4808% compounded semi-annually.  The projected payment schedule with respect to a note consists of a single payment of $11.60 at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

For U.S. federal income tax purposes, a United States holder is required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and any adjustment in respect of the notes, unless the United States holder timely discloses and justifies the use of other estimates to the IRS.  Regardless of the holder’s accounting method for U.S. federal income tax purposes, a United States holder will be required to accrue as interest income original issue discount (“OID”) on the notes at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected payment on the notes made at maturity.

The amount of OID on a note that accrues in each accrual period during the term of the note is determined by multiplying the “adjusted issue price” of the note at the beginning of the accrual period by the comparable yield of the note (appropriately adjusted to reflect the length of the accrual period).  The “adjusted issue price” of a note at the beginning of any accrual period is generally the issue price increased by the total amount of OID previously accrued in respect of the note.

Upon the sale, exchange or retirement of a note, a United States holder generally will recognize taxable income or loss equal to the difference between the amount received from the sale, exchange or retirement and the holder’s adjusted basis in the note.  A United States holder’s adjusted basis in the note will generally equal the cost thereof increased by the amount of interest income previously accrued by the holder in respect of the note.  A United States holder generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  These losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.  The deductibility of capital losses, however, is subject to limitations.  Additionally, a United States holder who recognizes a loss above certain thresholds may be required to file a disclosure statement with the IRS.  United States holders should consult their tax advisers regarding this reporting obligation.

A non-United States holder (as defined in the accompanying product supplement) of the notes generally will not be subject to U.S. federal withholding or income tax in respect of the amount paid to the non-United States holder upon sale, exchange or retirement of a note, if the non-United States holder (or a financial institution holding the notes on

September 2012	PS-7

Citigroup Funding Inc.

310,000 Market-Linked Notes Based on the Value of the S&P 500® Index due September 27, 2018

behalf of the non-United States holder) furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person. Special rules apply to non-United States holders whose income and gain on their notes are effectively connected with the conduct of a U.S. trade or business.

Both U.S. and non-U.S. persons considering an investment in the notes should read the section entitled “Certain United States Federal Income Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Prospective investors in the notes should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, hedged our anticipated exposure in connection with the notes by taking positions in swaps, options and/or futures contracts on the underlying index and/or on the stocks that constitute the underlying index, in the stocks that constitute the underlying index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such activity prior to the pricing date could have increased the value of the underlying index, and, accordingly, potentially increased the initial index value and, therefore, the value above which the underlying index must close on each of the valuation dates before investors would receive a positive note return amount at maturity. We or our affiliates may adjust such hedge during the term of the notes, including on or near each of the valuation dates, and such activity could affect the value of the underlying index and adversely affect the value of and payment at maturity on the notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets Inc. affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter for the sale of the notes, will receive an underwriting discount of $0.35 for each note sold in this offering.  Certain selected dealers affiliated with Citigroup Global Markets Inc., including Morgan Stanley Smith Barney LLC, and their financial advisors will collectively receive from Citigroup Global Markets Inc. a fixed selling concession of $0.35 for each note they sell.  Certain other broker-dealers affiliated with Citigroup

September 2012	PS-8

Citigroup Funding Inc.

310,000 Market-Linked Notes Based on the Value of the S&P 500® Index due September 27, 2018

Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers or by Citigroup Global Markets Inc. will receive a fixed sales commission, of $0.35 for each note they sell. See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement, prospectus supplement and prospectus for additional information.

Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for additional information.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets Inc. is an affiliate of Citigroup Funding Inc. Accordingly, the offering of the notes will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc., govern the sale and purchase of the notes.

Brazil

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission) and may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Mexico

Pursuant to the Mexican Securities Market Law, the notes have not been, and will not be, registered with the Mexican National Registry of Securities and may not be offered or sold publicly in the United Mexican States.

Uruguay

In Uruguay, the notes are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 16,749. The notes are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay. The notes do not qualify as an investment fund regulated by Uruguayan law 16,774, as amended.

Peru

The information contained in this document has not been reviewed by the Comisión Nacional Supervisora de Empresas y Valores (Peru's National Corporations and Securities Supervisory Commission or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Bolivia

The offshore notes are not governed by Bolivian legislation nor are they registered with or regulated by the Bolivian regulatory authorities.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional

September 2012	PS-9

Citigroup Funding Inc.

310,000 Market-Linked Notes Based on the Value of the S&P 500® Index due September 27, 2018

advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased the notes, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

Contact:	Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.
Potential Future Events:
Citigroup Funding Inc. may merge into Citigroup Inc. in the near future.  If a merger occurs, Citigroup Inc. will assume all the obligations of Citigroup Funding Inc. under the notes, as required by the indenture under which the notes are issued.

September 2012	PS-10

Citigroup Funding Inc.

310,000 Market-Linked Notes Based on the Value of the S&P 500® Index due September 27, 2018

Syndicate Information
The actual price to public, the underwriting fee received by Citigroup Global Markets Inc. and the selling concession granted to selected dealers per note may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by a particular investor according to the following chart. Sales commissions received by financial advisors will be subject to commensurate reduction.

Aggregate Stated Principal Amount of Notes for Any Single Investor	Price to Public per Note	Underwriting Fee per Note	Selling Concession per Note
<$1,000,000	$10.000	$0.350	$0.350
≥ $1,000,000 and <$3,000,000	$9.950	$0.300	$0.300
≥ $3,000,000 and <$5,000,000	$9.925	$0.275	$0.275
≥ $5,000,000	$9.900	$0.250	$0.250
Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

We encourage you to also read the accompanying product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this pricing supplement, in connection with your investment in the notes.

Information on the Underlying Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets.  It is calculated and maintained by S&P Dow Jones Indices LLC.  The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Funding Inc. and its affiliates.  For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement with S&P” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the underlying index, including certain risks that are associated with an investment linked to the underlying index.  The disclosures regarding the underlying index in the accompanying underlying supplement replace any discussion of the underlying index in “Annex A—Underlying Benchmarks” to the accompanying product supplement.

Historical Information

The graph below shows the closing values of the underlying index for each day such value was available from January 3, 2007 to September 27, 2012.  We obtained the closing values from Bloomberg L.P., without independent verification.  You should not take the historical values of the underlying index as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on any of the valuation dates.

S&P 500® Index – Daily Closing Values January 3, 2007 to September 27, 2012

The closing value of the underlying index on September 27, 2012 was 1,447.15.

September 2012	PS-11

Citigroup Funding Inc.

310,000 Market-Linked Notes Based on the Value of the S&P 500® Index due September 27, 2018

Additional Considerations

If no closing value of the underlying index is available or there is a market disruption event on any valuation date, the calculation agent may determine the closing value of the underlying index on that day in accordance with the procedures set forth in the accompanying product supplement. In addition, if the underlying index is discontinued, the calculation agent may determine the closing value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance. You should refer to the section “Provisions Relating to the Underlying Benchmark—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the accompanying product supplement for more information.

We reserve the right to withdraw, cancel or modify any offering of the notes and to reject orders in whole or in part prior to their issuance.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Funding Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Martha D. Bailey, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 26, 2012, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 26, 2012, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Funding Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Funding Inc. and Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Funding Inc. and Citigroup Inc., as applicable.

In the opinion of Martha D. Bailey, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the notes offered by this pricing supplement and duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the notes offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Martha D. Bailey, or other internal attorneys with whom he has consulted, have examined and are familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

September 2012	PS-12

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these notes in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

Market-Linked Notes Based on the Value of
the S&P 500® Index
due September 27, 2018
($10 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
September 27, 2012
(Including Product Supplement Dated
July 13, 2011, Underlying Supplement
Dated May 23, 2012, Prospectus Supplement
Dated May 12, 2011 and Prospectus
Dated May 12, 2011)

____________________ TABLE OF CONTENTS
Page
Pricing Supplement

Summary Terms	PS-1
How the Notes Work	PS-2
Risk Factors	PS-4
General Information	PS-7
Syndicate Information	PS-11
Information on the Underlying Index	PS-11
Additional Considerations	PS-12
Validity of the Notes	PS-12

Product Supplement

Summary Information-Q&A	PRS-2
Risk Factors relating to the Notes	PRS-6
Description of the Notes	PRS-14
Provisions Relating to the Underlying Benchmark	PRS-17
Certain United States Federal Income Tax Considerations	PRS-23
Plan of Distribution; Conflicts of Interest	PRS-30
ERISA Matters	PRS-30
Annex A- Underling Benchmarks	A-1

Prospectus Supplement

Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus

Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28